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Registration Statement No. 333-132936-14
Dated March 29, 2007
Securities Act of 1933, Rule 424(b)(2)

PRODUCT SUPPLEMENT NO. JA TO PROSPECTUS SUPPLEMENT DATED MARCH 24, 2008
TO PROSPECTUS DATED MARCH 29, 2007

Credit Suisse

Notes Linked to the Value of an Inflation Index

        This product supplement describes terms that will apply generally to the notes and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate pricing supplement or term sheet, as the case may be, will describe terms that apply specifically to the notes including any changes to the terms specified in this product supplement. We refer to such pricing supplements and term sheets generally as pricing supplements. If the terms described in the applicable pricing supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the applicable pricing supplement shall control.

        The notes will be linked to one or more of the following inflation indices: the Consumer Price Index (the "CPI"), the UK Retail Prices Index (the "UKRPI"), the Eurozone Inflation Index (the "CPTFEMU"), the France CPI ex-Tobacco Index (the "FRCPXTOB") or such other inflation index as specified in the applicable pricing supplement (each an "index"). The index or indices to which the notes will be linked will be specified in the applicable pricing supplement.

        The maturity date of the notes will be specified in the applicable pricing supplement. Subject to early redemption (as defined below), if applicable, the payment at maturity on the notes will equal the principal amount of notes plus any accrued and unpaid interest.

        Each applicable pricing supplement will specify the manner in which interest will be paid on the notes as well as certain terms specific to such notes, including:

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  whether the note is a floating rate note or a floating rate/fixed rate note;

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  whether interest is payable annually, semi-annually, quarterly, monthly or otherwise;

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  whether the notes are subject to a maximum rate and/or minimum rate;

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  the spread and/or multiplier, if any; and

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  whether the accrual of interest is subject to the level of the index remaining within a specific range.

        In addition, the notes may be subject to an early automatic call and/or may be redeemable at our option, in each case in whole, but not in part, at 100% of the principal amount of the notes, together with any accrued but unpaid interest. We refer to such early automatic call or redemption at our option as an "early redemption." The applicable pricing supplement will set forth the terms specific to any early redemption applicable to the notes.

        Please refer to "Risk Factors" beginning on page PS-2 of this product supplement for risks related to an investment in the notes.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if this product supplement or the prospectus supplement or prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

        The notes are not deposit liabilities and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

The date of this product supplement is December 5, 2008.

        You should rely only on the information contained in this document or to which we refer you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these notes. The information in this document may only be accurate on the date of this document.

        The notes described in the applicable pricing supplement and this product supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which you should discuss with your professional advisers. You should be aware that the regulations of the Financial Industry Regulatory Authority and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes.

        We are offering the notes for sale in those jurisdictions in the United States where it is lawful to make such offers. The distribution of this product supplement or the accompanying prospectus supplement or prospectus and the offering of the notes in some jurisdictions may be restricted by law. If you possess this product supplement and the accompanying prospectus supplement and prospectus, you should find out about and observe these restrictions. This product supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these notes and are not soliciting an offer to buy these notes in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom such offer or sale is not permitted. We refer you to the "Underwriting" section of this product supplement.

        In this product supplement and accompanying prospectus supplement and prospectus, unless otherwise specified or the context otherwise requires, references to "we," "us" and "our" are to Credit Suisse and its consolidated subsidiaries, and references to "dollars" and "$" are to U.S. dollars.

i

 SUMMARY

        The following is a summary of the terms of the notes and factors that you should consider before deciding to invest in the notes. You should read this product supplement and the accompanying prospectus supplement and prospectus carefully to understand fully the terms of the notes and other considerations that are important in making a decision about investing in the notes. You should, in particular, review the "Risk Factors" section of this product supplement, which sets forth a number of risks related to the notes. All of the information set forth below is qualified in its entirety by the detailed explanations set forth elsewhere in this product supplement and the accompanying prospectus supplement and prospectus. The pricing supplement for each offering of notes will contain the specific information and terms of that offering. If any information in the applicable pricing supplement is inconsistent with this product supplement or the accompanying prospectus supplement or prospectus, you should rely on the information in the applicable pricing supplement. The applicable pricing supplement may also add, update or change information contained in this product supplement or the accompanying prospectus supplement or prospectus. It is important for you to consider the information contained in the accompanying prospectus supplement and prospectus as well as the applicable pricing supplement in making your investment decision.

What are the notes and how is the interest calculated?

        The notes are medium-term notes issued by us, the return on which is linked in whole or part to the performance of an index. Unless otherwise specified in the applicable pricing supplement, you will receive a payment at maturity that will equal the principal amount of the notes you hold plus any accrued and unpaid interest, subject to an early redemption, if applicable. See "The Index" below.

        Subject to early redemption, the notes bear interest from the issue date of the notes to but excluding the maturity date or early redemption date, as the case may be. The method for determining the amount of interest payable on the notes on each interest payment date, if any, will be specified in the applicable pricing supplement. See "Description of the Notes—Interest rate."

Are there risks involved in investing in the notes?

        An investment in the notes involves risks. Please see the "Risk Factors" section beginning on page PS-2.

Will there be an active trading market in the notes?

        Unless otherwise specified in the applicable pricing supplement, the notes will not be listed on any securities exchange. Accordingly, there is no assurance that a liquid trading market will develop for the notes. Credit Suisse Securities (USA) LLC ("CSSU") currently intends to make a market in the notes, although it is not required to do so and may stop making a market at any time.

        If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

What are the U.S. federal income tax considerations of investing in the securities?

        Please refer to the applicable pricing supplement for a discussion of certain U.S. federal income tax considerations for making an investment in the notes.

What will I receive if you redeem the notes prior to maturity?

        If the applicable pricing supplement specifies that the notes are subject to automatic call or early redemption, we may redeem the notes in whole, but not in part, on any early redemption date by giving at least five business days notice. If the notes are redeemed, you will receive 100% of the principal amount of your notes, together with any accrued but unpaid interest.

 RISK FACTORS

        A purchase of the notes involves risks. This section describes significant risks relating to the notes. We urge you to read the following information about these risks, together with the other information contained or incorporated by reference in this product supplement and the accompanying prospectus supplement and prospectus before investing in the notes.

The interest rate on the notes may be less than any spread or multiplier that may be applicable to the notes and, in some cases, could be zero

        For notes with a spread, investors in the notes will receive an interest payment for the applicable interest period equal to the periodic change in the level of the index, whether positive or negative, plus a spread, as set forth in the applicable pricing supplement. If the level of the index neither increases nor decreases during a relevant measurement period, which is likely to occur when there is little or no inflation or deflation, holders of the notes will receive interest payments for that interest period equal to the spread. In the event of a decrease in the level of the index, such as in periods of deflation, an investor in the notes will receive an interest payment for the applicable interest period that is less than the spread and may equal zero. In such circumstances, it is possible that you will receive no interest payment with respect to one or more interest periods. In that event, you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time during such period.

        For notes with a multiplier, investors in the notes will receive an interest payment for the applicable interest period equal to the periodic change in the level of the index, if any, times the multiplier, as set forth in the applicable pricing supplement. Therefore, in the event of a decrease in the level of the index (or no change in the level of the index), such as in periods of deflation, the applicable interest rate would be zero and an investor in the notes will not receive an interest payment with respect to that interest period. In that event, you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time during such period.

The interest rate for range accrual notes may be limited by the number of days that the interest rate remains within a specified range and, in some cases, could be zero

        If the applicable pricing supplement states that the notes are subject to a range, for every day during the applicable interest period on which the applicable range is not satisfied, the amount of interest accrued for that interest period will be reduced. We cannot predict the factors that may cause the applicable range to be satisfied, or not, on any calendar day. The amount of interest you accrue on the notes in any interest period may decrease even if the relevant index increases. If the applicable range is not satisfied for an entire interest period, the interest rate for such period would be zero. In that event, you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time during such period.

The interest rate on the notes could be limited by a maximum rate that may be applicable to the notes

        If the applicable pricing supplement specifies a maximum rate, the interest rate for any interest period will be limited by such maximum rate. The maximum rate will limit the amount of interest you may receive for each interest period, even if the floating rate, as adjusted by any multiplier and/or spread, in any such interest period, would have otherwise resulted in an interest rate greater than the maximum rate. As a result, if the interest rate for any interest period without taking into consideration the maximum rate would have been greater than the maximum rate, the notes will provide you less interest income than an investment in a similar instrument that is not subject to a maximum interest rate.

Floating rate notes present different investment considerations than fixed rate notes or similar floating rate securities

        Unless otherwise specified in the applicable pricing supplement, the rate of interest paid by us on the notes for each interest period will be linked to the periodic change in the level of the index, plus a spread or multiplied by a multiplier, as applicable, as specified in the applicable pricing supplement, which may be less than returns otherwise payable on debt securities issued by us with similar maturities. You may receive less interest on the notes than you would on other investment alternatives with similar maturities and credit.

Except for those interest periods, if any, for which the applicable interest rate is a fixed rate, your interest rate will be based on the level of the index calculated in the manner set forth in the applicable pricing supplement. The index itself and the way the relevant authority calculates the index may change in the future

        There can be no assurance that the relevant authority will not change the method by which it calculates an index. In addition, changes in the way an index is calculated could reduce the level of the index and lower the amount of interest paid with respect to the notes. Accordingly, the amount of interest payable on the notes, and therefore the value of the notes, may be significantly reduced. If the index is discontinued or substantially altered, a successor index may be employed to calculate the interest payable on the notes, as described herein, and that substitution may adversely affect the value of the notes.

The historical performance of an index are not an indication of the future performance of such index

        The historical performance of an index are not an indication of the future performance of such index during the term of the notes. In the past, each index has experienced periods of volatility and such volatility may occur in the future. Fluctuations and trends in an index that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future.

        Except for those interest periods, if any, for which the applicable interest rate is a fixed rate, holders of the notes will receive interest payments that will be affected by changes in the index. Such changes may be significant. Changes in the index are a function of the changes in specified consumer prices over time, which result from the interaction of many factors over which we have no control.

The notes may be subject to early redemption, which may limit your ability to accrue interest over the full term of the notes

        The notes may be subject to early redemption. If the notes are redeemed, you will receive only the principal amount of your notes and any accrued but unpaid interest to and including the early redemption date. In this case, you will lose the opportunity to continue to accrue and be paid interest from the early redemption date to the stated maturity date. Additionally, if the notes are redeemed prior to the maturity date, you may be unable to invest in other securities with similar level of risk and yield as the notes.

There may be little or no secondary market for the notes

        Unless otherwise specified in the applicable pricing supplement, the notes will not be listed on any securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily or at a price advantageous to you. CSSU currently intends to make a market in the notes, although it is not required to do so and may stop making a market at any time. If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

The notes are not designed to be short-term trading instruments

        The price at which you will be able to sell your notes to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where the level of the index has appreciated since the trade date. The potential returns described in the applicable pricing supplement assume that your notes, which are not designed to be short-term trading instruments, are held to maturity.

The market value of the notes may be influenced by many factors that are unpredictable

        Many economic and market factors will influence the value of the notes. We expect that, generally, the level of the index on any day will affect the value of the notes more than any other single factor. However, you should not expect the value of the notes in the secondary market to vary in proportion to changes in the level of the index. The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

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  the expected volatility in the index;

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  the time to maturity of the notes;

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  interest and yield rates in the market, and the volatility of those rates;

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  any early redemption feature;

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  economic, financial, political and regulatory or judicial events that affect consumer prices generally and which may affect the level of the index;

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  fluctuations in the prices of various consumer goods and energy resources;

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  inflation and expectations concerning inflation; and

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  Credit Suisse's creditworthiness, including actual or anticipated downgrades in our credit ratings.

        You cannot predict the future performance of an index based on its historical performance. An index may decrease such that you may receive a minimal or no return at all on your investment.

        Some or all of these factors may influence the price that you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

The inclusion in the original issue price of each agent's commission and the estimated cost of hedging our obligations under the notes through one or more of our affiliates is likely to adversely affect the value of the notes prior to maturity

        While the payment at maturity will be based on the full principal amount of your notes as described in the applicable pricing supplement, the original issue price of the notes includes each agent's commission and the estimated cost of hedging our obligations under the notes through one or more of our affiliates. Such agent's commission includes the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which CSSU will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by CSSU a result of such compensation or other transaction costs.

Holdings of the notes by our affiliates and future sales may affect the price of the notes

        Certain of our affiliates may purchase some of the notes for investment. As a result, upon completion of an offering, our affiliates may own up to approximately 15% of the notes offered in that offering. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests. In addition, if a substantial portion of the notes held by our affiliates were to be offered for sale in the secondary market, if any, following such an offering, the market price of the notes may fall. The negative effect of such sales on the prices of the notes could be more pronounced if secondary trading in the notes is limited or illiquid.

 CREDIT SUISSE

        Credit Suisse, a corporation established under the laws of, and licensed as a bank in, Switzerland, is a wholly-owned subsidiary of Credit Suisse Group. Credit Suisse's registered head office is in Zurich, and it has additional executive offices and principal branches located in London, New York, Hong Kong, Singapore and Tokyo. Credit Suisse's registered head office is located at Paradeplatz 8, CH-8070 Zurich, Switzerland, and its telephone number is 41-44-333-1111.

        Credit Suisse may act through any of its branches in connection with the notes as described in this product supplement and the accompanying prospectus supplement and prospectus.

        Credit Suisse, Nassau branch, was established in Nassau, Bahamas in 1971 and is, among other things, a vehicle for various funding activities of Credit Suisse. The Nassau branch exists as part of Credit Suisse and is not a separate legal entity, although it has independent status for certain tax and regulatory purposes. The Nassau branch is located at Shirley & Charlotte Streets, Bahamas Financial Centre, 4th Floor, P.O. Box N-4928, Nassau, Bahamas, and its telephone number is 242-356-8125.

        For further information about our company, we refer you to the accompanying prospectus supplement and prospectus and the documents referred to under "Incorporation by Reference" on page S-11 of the prospectus supplement and "Where You Can Find More Information" on page 3 of the accompanying prospectus.

USE OF PROCEEDS AND HEDGING

        Unless otherwise specified in the applicable pricing supplement, we intend to use the net proceeds from each offering (as indicated in the applicable pricing supplement) for our general corporate purposes, which may include the refinancing of our existing indebtedness outside Switzerland. We may also use some or all of the net proceeds from any offering to hedge our obligations under the notes.

        On or prior to the date of the applicable pricing supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the notes by taking positions in instruments the value of which is derived from the index. From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy which may involve taking long or short positions in instruments the value of which is derived from the index. Although we have no reason to believe that any of these activities will have a material impact on the index or the value of the notes, we cannot assure you that these activities will not have such an effect.

        The original issue price of the notes will include the commissions paid to Credit Suisse Securities (USA) LLC with respect to the notes and the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.

DESCRIPTION OF THE NOTES

        This description of the terms of the notes adds information to the description of the general terms and provisions of debt securities in the accompanying prospectus supplement and prospectus. If this description differs in any way from the description in the accompanying prospectus supplement and prospectus, you should rely on this description. The pricing supplement for each offering of securities will contain the specific information and terms for that offering. If any information in the applicable pricing supplement is inconsistent with this product supplement or the accompanying prospectus supplement and prospectus, you should rely on the information in the applicable pricing supplement. The applicable pricing supplement may also add, update or change information contained in this product supplement or the accompanying prospectus supplement and prospectus. It is important for you to consider the information contained in the accompanying prospectus supplement and prospectus as well as the applicable pricing supplement in making your investment decision.

General

        The notes are medium-term notes as described in the accompanying prospectus supplement.

        The notes will not be listed on any securities exchange.

Early redemption; defeasance

        The notes may be subject to an early automatic call and/or may be redeemable at our option (the early automatic call and redemption at our option each referred to herein as an "early redemption"), in each case in whole, but not in part at 100% of the principal amount of your notes, together with any accrued but unpaid interest. The applicable pricing supplement will set forth the terms specific to any early redemption applicable to the notes.

        The notes are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under "Description of Debt Securities—Defeasance."

Maturity date

        The maturity date of the notes will be specified in the applicable pricing supplement.

Payment at maturity

        Subject to early redemption, if applicable, the payment at maturity on the notes will equal the principal amount of notes plus any accrued and unpaid interest.

Interest payments

        The applicable pricing supplement will specify the frequency and manner in which interest will be paid on the notes as well as certain terms specific to such notes, including:

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  whether the note is a floating rate note or a floating rate/fixed rate note;

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  whether interest is payable annually, semi-annually, quarterly, monthly or otherwise;

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  whether the notes are subject to a maximum rate and/or minimum rate;

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  the spread and/or multiplier, if any; and

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  whether the accrual of interest is subject to the level of the index remaining within a specific range.

Unless otherwise specified in the applicable pricing supplement, the interest payment per period will be calculated as follows:

$1,000 × interest rate × (the actual number of days in the interest period/365)

Interest rate

        The applicable pricing supplement will specify the manner in which the interest rate will be determined, subject to a maximum rate or a minimum rate, as applicable.

  Floating rate notes

        Unless otherwise specified in the applicable pricing supplement, the interest rate for floating rate notes will be a percentage based on the change in the index over a specified period of time, determined as of the applicable determination date and calculated as follows:

[(indext - indext-x)/indext-x)]

  Floating rate notes with a spread

        Unless otherwise specified in the applicable pricing supplement, the interest rate for floating rate notes with a spread will be a percentage based on the change in the index over a specified period of time plus or minus an additional amount of interest referred to as the spread, determined as of the applicable determination date and calculated as follows:

[(indext - indext-x)/indext-x)] +/- spread

  Floating rate notes with a multiplier

        Unless otherwise specified in the applicable pricing supplement, the interest rate for floating rate notes with a multiplier is a percentage based on the change in the index over a specified period of time multiplied by a number referred to as the multiplier, determined as of the applicable determination date and calculated as follows:

[(indext - indext-x)/indext-x)] × multiplier

  Floating rate/fixed rate notes

        Unless otherwise specified in the applicable pricing supplement, the interest rate for floating rate/fixed rate notes will be (1) a fixed percentage payable for a portion of the term of the note as specified in the applicable pricing supplement and then (2) a floating rate with interest calculated in the manner set forth in the pricing supplement for the remaining term of the notes.

  Accrual range notes

        Unless otherwise specified in the applicable pricing supplement, the interest rate for accrual range notes will be a percentage based on a base rate multiplied by the quotient of the accrual barrier days and the actual days, determined as of the applicable determination date and calculated as follows:

base rate × (accrual barrier days/actual days)

        "Accrual barrier days" means the number of calendar days during the applicable interest period on which base rate is within a specified range determined by the accrual barrier.

        "Actual days" means the number of actual calendar days in the applicable interest period.

        "Indext" means the level of the relevant index for a calendar month prior to the calendar month of the applicable determination date, which we refer to as the "reference month," as specified in the applicable pricing supplement, as published and reported prior to such determination date.

        "Indext[nc_cad,220]x" means the level of the relevant index for a calendar month prior to the applicable reference month, as specified in the applicable pricing supplement.

        If applicable, the "spread", "multiplier", "base rate", "accrual barrier", "maximum rate" and "minimum rate" will be specified in the relevant pricing supplement.

        An "interest period" is the period beginning on and including the settlement date of the notes to but excluding the first interest payment date, and each successive period beginning on and including an interest payment date to but excluding the next succeeding interest payment date, or as specified in the applicable pricing supplement. Interest will be calculated in the manner specified in the applicable pricing supplement.

        The "interest payment dates" will be specified in the applicable pricing supplement, provided that no interest payment date will be more than twelve months after the immediately prior interest payment date or issue date of the notes, as applicable. Unless otherwise specified in the applicable pricing supplement, if any day on which a payment of interest or principal is due is not a business day, the payment will be made with the same force and effect on the next succeeding business day, except that if such business day is in the next succeeding calendar month then such interest payment date will be the immediately preceding business day. Interest will accrue to but excluding the date that interest is actually paid.

        A "business day" is any day, other than a Saturday, Sunday or a day on which banking institutions in New York, New York are generally authorized or obligated by law or executive order to close.

Events of default and acceleration

        In case an event of default (as defined in the accompanying prospectus) with respect to any notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the notes (in accordance with the acceleration provisions set forth in the accompanying prospectus) will be determined by the calculation agent and will equal, for each security, the arithmetic average, as determined by the calculation agent, of the fair market value of the notes as determined by at least three but not more than five broker-dealers (which may include CSSU or any of our other subsidiaries or affiliates) as will make such fair market value determinations available to the calculation agent.

Purchases

        We may at any time purchase any notes, which may, in our sole discretion, be held, sold or cancelled.

Cancellation

        If we purchase any notes and surrender the notes to the trustee for cancellation, the trustee will cancel them.

        For a further description of procedures regarding global securities representing book-entry securities, we refer you to "Description of Debt Securities—Book-Entry System" in the accompanying prospectus and "Description of Notes—Book-Entry, Delivery and Form" in the accompanying prospectus supplement.

Calculation agent

        Unless otherwise specified in the applicable pricing supplement, the calculation agent is Credit Suisse International, an affiliate of ours. The calculations and determinations of the calculation agent will be final and binding upon all parties (except in the case of manifest error). The calculation agent will have no responsibility for good faith errors or omissions in its calculations and determinations, whether caused by negligence or otherwise. The calculation agent will not act as your agent. Because the calculation agent is an affiliate of ours, potential conflicts of interest may exist between you and the calculation agent. Please refer to "Risk Factors—There may be potential conflicts of interest."

Further issues

        We may from time to time, without notice to or the consent of the registered holders of the notes, create and issue further notes ranking on an equal basis with the notes being offered hereby in all respects. Such further notes will be consolidated and form a single series with the notes being offered hereby and will have the same terms as to status, redemption or otherwise as the notes being offered hereby.

THE INDEX

        The index will be one or more of the following indices: the Consumer Price Index, the United Kingdom Retail Price Index, the France Consumer Price Index, the Eurozone Inflation Index or any other inflation index specified in the applicable pricing supplement.

        We have derived all information contained in this product supplement regarding the indices, including, without limitation, their make-up, method of calculation and changes in their components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. We have no control over this publicly available information including as to its accuracy or completeness. Such information reflects the policies of, and is subject to change by the relevant publisher of the indices.

        If by 3:00 p.m. New York City time on any determination date, the index is not published on the applicable Bloomberg page for any relevant month, but has otherwise been reported by the relevant authority, then the calculation agent will determine the index as reported by the relevant authority for such month using such other source as on its face, after consultation with us, appears to accurately set forth the index as reported by the relevant authority.

        The "determination date" will be specified in the applicable pricing supplement; provided that the determination date will not be more than 28 calendar days prior to the beginning of the applicable interest period.

        In calculating the level of the index, the calculation agent will use the most recently available value of the index determined as described above and in the applicable pricing supplement on the applicable determination date, even if such value has been adjusted from a previously reported value for the relevant month. However, if a value for the level of the index used by the calculation agent on any determination date to determine the interest rate on the notes is subsequently revised by the relevant authority, the interest rate determined on such determination date will not be revised.

        If the index is rebased to a different year or period and the initial base year as specified in the index description is no longer used, the base reference period for the notes will continue to be the initial base year as specified in the index description as long as the index continues to be published.

        If, while the notes are outstanding, the index is discontinued or is substantially altered, as determined in the sole discretion of the calculation agent, the successor index will be determined by the calculation agent acting in a commercially reasonable manner.

THE CONSUMER PRICE INDEX

        The CPI for purposes of the notes is the non-seasonally adjusted U.S. City Average All Items Consumer Price Index for All Urban Consumers, reported monthly by the Bureau of Labor Statistics of the U.S. Department of Labor (the "BLS") and published on Bloomberg CPURNSA or any successor source. The CPI for a particular month is published during the following month. The CPI is a measure of the average change in consumer prices over time for a fixed market basket of goods and services, including food, clothing, shelter, fuels, utilities, transportation, charges for doctors' and dentists' services and drugs. In calculating the CPI, price changes for the various items are averaged together with weights that represent their importance in the spending of urban households in the United States. The CPI is calculated in two stages. The first stage is the calculation of basic indexes, which show the average price change of the items within each of the 8,018 CPI item-area combinations. The weights for the first stage come from the sampling frame for the category in the area. At the second stage, aggregate indexes are produced by averaging across subsets of the 8,018 CPI item-area combinations. The aggregate indexes are the higher-level indexes. The weights for the second stage are derived from reported expenditures from the Consumer Expenditure Survey. The contents of the market basket of goods and services and the weights assigned to the various items are updated periodically by the BLS to take into account changes in consumer expenditure patterns. The CPI is expressed in relative terms in relation to a time base reference period for which the level is set at 100.0. The base reference period for these notes is the 1982-1984 average. We have derived all information contained in this product supplement regarding the CPI, including, without limitation, its make-up and method of calculation, from publicly available information. We make no representation or warranty as to the accuracy or completeness of such information.

THE UK RETAIL PRICES INDEX

        The UKRPI for purposes of the notes is the United Kingdom Retail Price Index which is a general purpose domestic measure of inflation in the United Kingdom. The UKRPI is available continuously from June 1947. The UKRPI is published monthly by the Office of National Statistics ("ONS") and reported on Bloomberg UKRPI or any successor service.

        The UKRPI measures the average change from month to month in the prices of consumer goods and services purchased in the United Kingdom. The UKRPI is compiled each month using underlying price data based on a large and representative selection of around 650 individual goods and services for which price moves are measured in around 150 areas through the United Kingdom. The expenditure weights used to compile the UKRPI are revised annually. The UKRPI weights are based on expenditure by private households only, excluding the highest income households and pensioner households mainly dependent on state benefits. The UKRPI is expressed in relative terms in relation to a time basis reference year for which the level is set at 100. The base reference year is 1947.

THE EUROZONE INFLATION INDEX

        The Eurozone Inflation Index for the purpose of this notes is the Monetary Union Index of Consumer Prices (excluding tobacco), reported monthly by the Statistical Office of the European Communities ("EUROSTAT") and published on Bloomberg CPTFEMU or any successor service.

        The Monetary Union Index of Consumer Prices (the "MUICP") is an aggregation of the Harmonized Indices of Consumer Prices ("HICPs") produced by each of the member states of the European Monetary Union (Austria, Belgium, Finland, Germany, Greece, Spain, France, Ireland, Italy, Luxembourg, the Netherlands and Portugal). Each of the member states' HICP is calculated using a similar formula to allow the MUICP to provide a reliable measure of consumer price changes across the Eurozone. The MUICP results from the weighted sum of the member state HICPs, with the country weightings being generally based on household spending. The particular baskets of goods measured by the HICPs may vary by country, and are generally chosen and weighted within a member state based on consumption patterns and consumer importance within that member state. The prices measured by the HICPs are inclusive of any sales, excise or value-added taxes. In contrast with the U.S. inflation index, the cost of tobacco products and the costs associated with owner-occupied housing are not included in any of the HICPs. The MUICP is expressed in relative terms in relation to a time basis reference year for which the level is set at 100.0. The base reference year for these notes is 2005.

THE FRANCE CPI EX TOBACCO INDEX

        The FRCPXTOB for purposes of the notes is the French Consumer Price Index (excluding Tobacco) as published monthly by the National Institute for Statistics and Economic Studies ("INSEE") and reported on Bloomberg FRCPXTOB or any successor service.

        The French Consumer Price Index is the official instrument for measuring inflation at the national level. It allows an estimation between two given periods of the average change in prices of products consumed by households. It is a summary gauge of movements in prices of products on a constant-quality basis.

        The French Consumer Price Index is an annually chained Laspeyres index which covers all goods and services consumed on French territory by resident households and non-resident households. In addition to the sample composition, the weightings used to aggregate the 21,000 elementary indexes (items x urban unit, in most cases) are also updated annually. These weightings express the share of expenditures on a given aggregate as a total of the household consumption expenditures tracked by the CPI. Most weightings are obtained from the annual assessments of household consumption expenditures by the National Accounting Service. Specific methods are used for fresh products, for other seasonal items, and for determining "pure" price movements on a constant-quality basis, when a product is eliminated and replaced by another during the year. Special offers and discount sales available to all consumers are taken into account in all CPI products. The French Consumer Price Index is expressed in relative terms in relation to a time basis reference year for which the level is set at 100. The base reference year is 1998.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The applicable pricing supplement will contain a general summary of certain U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. Prospective investors are urged to consult their advisors regarding U.S. federal, state, local and foreign income and other tax consequences of the purchase, ownership and disposition of the notes.

 BENEFIT PLAN INVESTOR CONSIDERATIONS

        The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Internal Revenue Code of 1986, (the "Code"), impose certain requirements on (a) employee benefit plans subject to Title I of ERISA, (b) individual retirement accounts, Keogh plans or other arrangements subject to Section 4975 of the Code, (c) entities whose underlying assets include "plan assets" by reason of any such plan's or arrangement's investment therein (we refer to the foregoing collectively as "Plans") and (d) persons who are fiduciaries with respect to Plans. In addition, certain governmental, church and non-U.S. plans ("Non-ERISA Arrangements") are not subject to Section 406 of ERISA or Section 4975 of the Code, but may be subject to other laws that are substantially similar to those provisions (each, a "Similar Law").

        In addition to ERISA's general fiduciary standards, Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and persons who have specified relationships to the Plan, i.e., "parties in interest" as defined in ERISA or "disqualified persons" as defined in Section 4975 of the Code (we refer to the foregoing collectively as "parties in interest") unless exemptive relief is available under an exemption issued by the U.S. Department of Labor. Parties in interest that engage in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and Section 4975 of the Code. We, and our current and future affiliates, including Credit Suisse Securities (USA) LLC and the calculation agent, may be parties in interest with respect to many Plans. Thus, a Plan fiduciary considering an investment in notes should also consider whether such an investment might constitute or give rise to a prohibited transaction under ERISA or Section 4975 of the Code. For example, the notes may be deemed to represent a direct or indirect sale of property, extension of credit or furnishing of services between us and an investing Plan which would be prohibited if we are a party in interest with respect to the Plan unless exemptive relief were available under an applicable exemption.

        In this regard, each prospective purchaser that is, or is acting on behalf of, a Plan, and proposes to purchase notes, should consider the exemptive relief available under the following prohibited transaction class exemptions, or PTCEs: (A) the in-house asset manager exemption (PTCE 96-23), (B) the insurance company general account exemption (PTCE 95-60), (C) the bank collective investment fund exemption (PTCE 91-38), (D) the insurance company pooled separate account exemption (PTCE 90-1) and (E) the qualified professional asset manager exemption (PTCE 84-14). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide a limited exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction (the so-called "service provider exemption"). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the notes.

        Each purchaser or holder of a security, and each fiduciary who causes any entity to purchase or hold a security, shall be deemed to have represented and warranted, on each day such purchaser or holder holds such securities, that either (i) it is neither a Plan nor a Non-ERISA Arrangement and it is not purchasing or holding securities on behalf of or with the assets of any Plan or Non-ERISA arrangement; or (ii) its purchase, holding and subsequent disposition of such securities shall not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any provision of Similar Law.

        Fiduciaries of any Plans and Non-ERISA Arrangements should consult their own legal counsel before purchasing the notes. We also refer you to the portions of the prospectus addressing restrictions applicable under ERISA, the Code and Similar Law.

        Each purchaser of a security will have exclusive responsibility for ensuring that its purchase, holding and subsequent deposition of the security does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. Nothing herein shall be construed as a representation that an investment in the notes would meet any or all of the relevant legal requirements with respect to investments by, or is appropriate for, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

UNDERWRITING

        Unless otherwise specified in the applicable pricing supplement, we will sell the notes to CSSU, acting as principal, at the discounts or concessions set forth in the applicable pricing supplement, for resale to one or more investors or other purchasers at the offering prices specified in the applicable pricing supplement. CSSU may offer the notes it has purchased as principal to other dealers. CSSU may sell notes to any dealer at a discount and, unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer will not be in excess of the discount to be received by CSSU from us. After the initial public offering of any notes, the public offering price, concession and discount of such notes may be changed.

        Each issue of notes will be a new issue of notes with no established trading market. Unless otherwise state in the applicable pricing supplement, CSSU intends to make a secondary market in the notes. Any of our broker-dealer subsidiaries or affiliates, including CSSU, may use the pricing supplement, together with this product supplement and the accompanying prospectus supplement and prospectus, in connection with the offers and sales of notes related to market-making transactions by and through our broker- dealer subsidiaries or affiliates, including CSSU, at negotiated prices related to prevailing market prices at the time of sale or otherwise. Any of our broker-dealer subsidiaries or affiliates, including CSSU, may act as principal or agent in such transactions. None of our broker-dealer subsidiaries or affiliates, including CSSU, has any obligation to make a market in the notes and any broker-dealer subsidiary or affiliate that does make a market in the notes may discontinue any market- making activities at any time without notice, at its sole discretion. No assurance can be given as to the liquidity of the trading market for the notes. Unless otherwise specified in the applicable pricing supplement, the notes will not be listed on a national securities exchange in the United States.

        We reserve the right to withdraw, cancel or modify the offer made hereby without notice.

        CSSU is our affiliate. Accordingly, any offering in which CSSU participates will be conducted in accordance with the applicable provisions of NASD Rule 2720.

        We have agreed to indemnify CSSU against liabilities under the U.S. Securities Act of 1933, as amended, or contribute to payments that CSSU may be required to make in that respect. We have also agreed to reimburse CSSU for expenses.

        In connection with the offering, CSSU may engage in stabilizing transactions and over-allotment transactions in accordance with Regulation M under the Exchange Act.

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  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

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  Over-allotment involves sales by CSSU in excess of the principal amount of notes CSSU is obligated to purchase, which creates a short position. CSSU will close out any short position by purchasing notes in the open market.

        These stabilizing transactions may have the effect of raising or maintaining the market prices of the notes or preventing or retarding a decline in the market prices of the notes. As a result, the prices of the notes may be higher than the prices that might otherwise exist in the open market.

        CSSU and its affiliates have engaged and may in the future engage in commercial banking and investment banking and other transactions with us and our affiliates in the ordinary course of business.

        In the United States, the notes may be offered for sale in those jurisdictions where it is lawful to make such offers.

        CSSU has represented and agreed that it has not offered, sold or delivered and will not offer, sell or deliver any of the notes directly or indirectly, or distribute any pricing supplement or this product supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that it will not impose any obligations on us.

        No action has been or will be taken by us or CSSU that would permit a public offering of the notes or possession or distribution of this product supplement and the accompanying prospectus supplement and prospectus or any pricing supplement in any jurisdiction other than the United States.

        Concurrently with the offering of the notes as described in this product supplement, we may issue other securities from time to time as described in the accompanying prospectus supplement and prospectus.

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  Registration Statement No. 333-132936-14 Dated March 29, 2007 Securities Act of 1933, Rule 424(b)(2)
PRODUCT SUPPLEMENT NO. JA TO PROSPECTUS SUPPLEMENT DATED MARCH 24, 2008 TO PROSPECTUS DATED MARCH 29, 2007
Credit Suisse
Notes Linked to the Value of an Inflation Index
Credit Suisse
TABLE OF CONTENTS
SUMMARY
RISK FACTORS
CREDIT SUISSE
USE OF PROCEEDS AND HEDGING
DESCRIPTION OF THE NOTES
THE INDEX
THE CONSUMER PRICE INDEX
THE UK RETAIL PRICES INDEX
THE EUROZONE INFLATION INDEX
THE FRANCE CPI EX TOBACCO INDEX
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
BENEFIT PLAN INVESTOR CONSIDERATIONS
UNDERWRITING